Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164096

PROSPECTUS SUPPLEMENT NO. 1
DATED NOVEMBER 12, 2010
TO PROSPECTUS DATED OCTOBER 13, 2010

1,500,000 Units Each unit consisting of one share of common stock and one redeemable Class C warrant
Healthy Fast Food, Inc.

This prospectus supplement supplements the Prospectus dated October 13, 2010 of Healthy Fast Food, Inc.  You should read this prospectus supplement in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information in that document.

RECENT DEVELOPMENTS

The Class C warrants will be quoted on the OTC Bulletin Board and the Pink Sheets, from time to time, under the symbol “HFFIG”.

On November 12, 2010, we filed with the Securities and Exchange Commission our Quarterly Report on Form 10-Q for the period ended September 30, 2010, the text of which is attached hereto.

These are speculative securities.  Investing in the units involves significant risks.  You should purchase these securities only if you can afford a complete loss of your investment.  See “Risk Factors” beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT TO THE PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is November 12, 2010.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

(Mark One)
[x]           QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2010

[  ]           TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE ACT OF 1934
For the transition period from __________________ to _________________

Commission file number 0-53130

HEALTHY FAST FOOD, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	43-2092180 (IRS Employer Identification No.)

1075 American Pacific, Suite C, Henderson, Nevada 89074
(Address of principal executive offices)                   (Zip Code)

(702) 448-5301
(Registrant’s telephone number, including area code)

Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  [x]Yes[  ]No

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).   [  ]Yes[  ]No (not required)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [x]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  [  ]Yes   [x] No

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: 4,704,836 shares of Common Stock, $0.001 par value, as of November 5, 2010.

HEALTHY FAST FOOD, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	Unaudited
	September 30, 2010	December 31, 2009
ASSETS

Current assets
Cash	$89,626	$516,925
Accounts receivable	9,355	5,597
Due from U-Create Enterprises	1,364	1,481
Inventory	79,326	61,658
Prepaid expenses	73,898	77,680
Current assets from discontinued operations	-	8,426
Total current assets	253,569	671,767

Leasehold improvements, property and equipment, net	2,074,602	2,056,346

Other assets
Deposits	47,872	56,762
Deferred offering costs	188,658	70,134
Other asset	53,898	58,475
Other assets from discontinued operations	-	85,351
Total other assets	290,428	270,722

Total assets	$2,618,599	$2,998,835

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$166,335	$203,665
Accounts payable and accrued liabilities from
discontinued operations	12,072	154,953
Current portion of long-term debt	5,319	4,808
Total current liabilities	183,726	363,426

Deferred rent	330,434	355,756
Deferred revenue	210,000	100,000
Long-term capital lease	6,087	10,142
Long-term liabilities from discontinued operations	-	53,253

Total liabilities	730,247	882,577

Commitments and contingencies

Stockholders' equity
Preferred stock; $0.001 par value; 25,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock; $0.001 par value; 100,000,000 shares
authorized, 2,947,836 and 2,761,336 shares issued and
outstanding at 09/30/10 and 12/31/09, respectively	2,948	2,761
Additional paid-in capital	7,285,443	7,154,117
Compensation payable in stock	16	19
Accumulated deficit	(5,400,055)	(5,040,639)
Total stockholders' equity	1,888,352	2,116,258

Total liabilities and stockholders' equity	$2,618,599	$2,998,835

The accompanying notes are an integral part of these financial statements.

HEALTHY FAST FOOD, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Unaudited		Unaudited
	For the three months ended		For the nine months ended
	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Revenues
Restaurant sales, net of discounts	$751,153	$515,332	$2,140,074	$910,603
Franchise royalties and fees	9,250	15,000	23,060	15,000
Total revenues	760,403	530,332	2,163,134	925,603

Restaurant operating costs
Food, beverage and packaging costs	208,151	152,574	623,990	267,523
Labor and related expenses	171,255	138,561	502,161	245,654
Occupancy and related expenses	130,147	83,759	333,052	135,265
Marketing and advertising	35,027	74,342	65,317	102,195
General and administrative	126,599	158,469	368,725	365,721
Officer compensation	123,359	50,726	389,243	294,775
Investor relations fees	24,800	-	81,800	-
Pre-opening costs	-	34,225	9,648	69,241
Depreciation and amortization	75,654	44,673	221,620	82,039
Total costs and expenses	894,992	737,329	2,595,556	1,562,413
Loss from operations	(134,589)	(206,997)	(432,422)	(636,810)

Interest expense	(419)	(570)	(1,509)	(1,810)
Interest income	-	1,422	34	7,445

Loss from continuing operations before income taxes	(135,008)	(206,145)	(433,897)	(631,175)
Provision for income taxes	-	-	-	-
Loss from continuing operations	(135,008)	(206,145)	(433,897)	(631,175)
Discontinued operations:
(Income) expense from operations of discontinued
Fresh and Fast restaurant component	(77,303)	1,027,467	(74,481)	1,155,053
Income tax benefit	-	-	-	-
Gain (loss) on discontinued operations	77,303	(1,027,467)	74,481	(1,155,053)
Net loss	$(57,705)	$(1,233,612)	$(359,416)	$(1,786,228)

Earnings per share - basic
Loss from continuing operations	$(0.05)	$(0.08)	$(0.15)	$(0.25)
Loss from discontinued operations	0.03	(0.41)	0.03	(0.46)
Net loss per common share - basic and fully diluted	$(0.02)	$(0.49)	$(0.12)	$(0.71)

Weighted average common shares outstanding -
basic and diluted	2,925,155	2,518,350	2,849,044	2,518,350

The accompanying notes are an integral part of these financial statements.

HEALTHY FAST FOOD, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Unaudited
	For the nine months ended
	September 30, 2010	September 30, 2009

Cash flows from operating activities:
Net loss	$(359,416)	$(1,786,228)
Adjustments to reconcile net (loss) to net
cash (used) by operating activities:
Depreciation and amortization	221,620	82,039
Share-based compensation	131,010	41,500
Loss on disposal of Fresh and Fast restaurant fixed assets	-	814,849
Changes in operating assets and liabilities:
Accounts receivable	(3,758)	-
Inventory	(17,668)	(59,392)
Prepaid expenses	3,782	(8,774)
Current assets from discontinued operations	8,426	93,197
Other assets from discontinued operations	85,351	74,489
Accounts payable and accrued liabilities	(37,330)	12,527
Accounts payable and accrued liabilities from discontinued operations	(142,881)	(37,966)
Deferred revenue	110,000	-
Deferred rent	(25,322)	199,962
Long-term liabilities from discontinued operations	(53,253)	-
Net cash (used) by operating activities	(79,439)	(573,797)

Cash flows from investing activities:
Tenant improvement allowance receivable	-	(10,335)
Due from U-Create Enterprises	117	(1,134)
Deposits	8,890	(103,172)
Purchase of fixed assets	(239,876)	(1,918,287)
Other asset	4,577	-
Net cash (used) by investing activities	(226,292)	(2,032,928)

Cash flows from financing activities:
Deferred offering costs	(118,524)	-
Proceeds from exercise of warrants	500	-
Payments on capital lease obligation	(3,544)	(3,099)
Net cash (used) by financing activities	(121,568)	(3,099)

Net change in cash	(427,299)	(2,609,824)

Cash, beginning of period	516,925	3,335,740

Cash, end of period	$89,626	$725,916

Supplemental disclosure of cash flow information:	-	-
Interest paid	$1,509	$1,810
Taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles for interim financial statements and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. In the opinion of management, the accompanying unaudited financial statements reflect all adjustments consisting of normal recurring adjustments necessary for a fair presentation of its financial position and results of operations. Interim results of operations are not necessarily indicative of the results that may be achieved for the full year. The financial statements and related notes do not include all information and footnotes required by U.S. generally accepted accounting principles for annual reports. This quarterly report should be read in conjunction with the financial statements included in the Company’s annual statement on Form 10-K filed on March 31, 2010 with the U.S. Securities and Exchange Commission (“SEC”) for the year ended December 31, 2009.

Healthy Fast Food, Inc. (the “Company”) was incorporated in the state of Nevada on November 14, 2005.

U-Swirl Concept - In September 30, 2008, the Company acquired the worldwide rights to the U-Swirl Frozen YogurtSM concept through its wholly-owned subsidiary, U-Swirl International, Inc.  U-SWIRL allows guests a broad choice in frozen yogurt by providing 16 non-fat flavors, including tart, traditional and no sugar-added options and up to 70 toppings, including seasonal fresh fruit, sauces, candy and granola. Guests serve themselves and pay by the ounce instead of by the cup size.  As of September 30, 2010, U-Swirl International, Inc. owned and operated six U-Swirl Yogurt restaurants, sold four franchises, and sold four franchise area developer agreements.

Discontinued Operations - Fresh and Fast (formerly EVOS) Concept - For purposes of determining discontinued operations, the Company has determined that the “concept” level is a component of the entity within the context of FASB ASC 360, “Accounting for the Impairment or Disposal of Long-Lived Assets”. A component of an entity comprises of operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company. The Company routinely evaluates its concept base and closes non-performing concepts. The Company evaluates the results of operations of the concept both quantitatively and qualitatively to determine if appropriate for reporting as discontinued operations.

The Company owned and operated two fast food restaurants located in Henderson and Las Vegas, Nevada under the “Fresh and Fast” Concept.  The restaurants were formerly operated under franchise rights and “EVOS” branding purchased from EVOS USA, Inc.  Effective March 1, 2009, the Company notified EVOS USA, Inc. of its intent to terminate the franchise and area development agreements.  Effective July 1, 2009, the Company ceased conducting business under the EVOS USA, Inc. franchise and area development agreements and converted the restaurants to the “Fresh and Fast” Concept.  Effective August 1, 2009, the Company determined to cease conducting business under the “Fresh and Fast” Concept altogether in order to focus on its U-Swirl Yogurt Concept, and has accordingly accounted for the “Fresh and Fast” Concept divestiture as “discontinued operations” (see Note 5 below).

Subsequent Events - The Company has evaluated subsequent events through November 9, 2010, the date it filed its report on Form 10-Q for the quarter ended September 30, 2010 with the SEC.

Reclassifications - Certain prior period amounts have been reclassified to conform to current period presentation.

Revenue Recognition Policy - Revenue from U-Swirl café sales is recognized when food and beverage products are sold.  The Company reduces revenue by sales returns and sales discounts.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)

Revenue earned as a U-Swirl Frozen Yogurt franchisor will be derived from cafés in U-Swirl International, Inc.’s worldwide territory and will include initial franchise fees, continuing service fees, and royalties.  Continuing service fees and royalties will be recognized in the period in which they are earned.  Franchise fee revenue is recognized and fully earned upon the signing and acceptance of the franchise agreement and franchise fee by both parties.  FASB ASC 952-605-25 stipulates that initial franchise fee revenue from a franchise sale should be recognized when the franchiser has substantially performed or satisfied all material services or conditions relating to the sale.  Substantial performance has occurred when the franchisor has: (a) no remaining obligations or intent to refund any cash received or to forgive any unpaid notes or receivables; (b) performed substantially all of the initial services required by the franchise agreement (such as providing assistance in site selection, obtaining facilities, advertising, training, preparing operating manuals, bookkeeping, or quality control); and (c) met all other material conditions or obligations.

Costs and expenses are recognized during the period in which they are incurred.

New Pronouncements –

There are no recent accounting pronouncements that are expected to have an impact on our consolidated financial statements.

2.           GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern.  The Company incurred a net loss of $359,416 for the nine months ended September 30, 2010, and has accumulated net losses totaling $5,400,055 since inception.

The Company has been developing company-owned stores, as well as a franchise network through the sale of franchises and establishment of area representative agreements.  It has relied on fund raising and the sales of new franchises to augment the cash flow it receives from operating its company-owned stores.  The economic conditions of 2009 resulted in lower-than-expected sales of new franchises, which have resulted in a significant decrease in its cash position.

The Company’s ability to fund its operations will depend on the length of time of the current economic downturn, its future performance, and its ability to successfully implement its business and growth strategies.  In the event that it needs additional capital and is unable to obtain it, the Company could be left without sufficient liquidity.  The Company will continually monitor its operating and overhead expenses and reduce those expenses to match the revenue flow.  However, realization of a return on investment on company-owned stores, a significant portion of the assets in the accompanying balance sheet, is dependent on Company management’s ability to reach consistent and sustainable profitability.  The Company is also dependent on management’s ability to increase sales of new franchises and/or their ability to raise additional capital through a placement of its securities.

3.           CASH

Concentration of Credit Risk for Cash Held at Banks - The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000.  No amounts were in excess of the federally insured program.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)

4.           LEASEHOLD IMPROVEMENTS, PROPERTY AND EQUIPMENT

Leasehold improvements, property and equipment consist of the following as of September 30, 2010 and December 31, 2009:
	September 30, 2010	December 31, 2009
Café equipment	$907,392	$706,588
Signage	103,150	74,712
Furniture and fixtures	128,144	103,317
Computer equipment	104,986	86,840
Vehicles	23,937	23,937
Leasehold improvements	1,168,673	989,390
Construction in process	-	211,622
	2,436,282	2,196,406
Less: accumulated depreciation	(361,680)	(140,060)
Leasehold improvements, property and equipment, net	$2,074,602	$2,056,346

Depreciation and amortization expense for the nine months ended September 30, 2010 and 2009 totaled $221,620 and $82,039, respectively.

5.           DISCONTINUED OPERATIONS – FRESH AND FAST (FORMERLY EVOS) CONCEPT

During August 2009, the Company closed its two Fresh and Fast (formerly EVOS) restaurants.  As a result of the closures, activities of the Fresh and Fast concept have been accounted for as discontinued operations.  These results are presented as net amounts in the Consolidated Statements of Operations, with prior periods restated to conform to the current presentation.  Selected operating results for these discontinued operations are presented in the following table for the nine months ended September 30, 2010 and 2009:

	September 30, 2010	September 30, 2009
Revenues	$84,045	$468,483
Costs and expenses	(9,564)	(808,687)
Loss on disposal of fixed assets, net of liabilities	-	(814,849)
Net income (loss)	$74,481	$(1,155,053)

Net assets and liabilities of the Fresh and Fast concept operations, which are presented as separately stated amounts in the Consolidated Balance Sheets at September 30, 2010 and December 31, 2009, were as follows:

	September 30, 2010	December 31, 2009
Assets	$-	$93,777
Liabilities	12,072	208,206
Net liabilities	$(12,072)	$(114,429)

EVOS Severance Agreement - As of September 30, 2010, the Company was under continued negotiations to sever its franchisee relationship with EVOS USA, Inc.  A formal severance agreement has yet to be accepted by both parties.   The Company continues to record royalty fee payable as of September 30, 2010, until such time as both parties have accepted a formal agreement which officially terminates the franchise and area development agreements.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)

6.           DEFERRED OFFERING COSTS

Deferred offering costs consisting of legal, underwriting and filing fees relating to the public offering have been capitalized.  As of September 30, 2010 and December 31, 2009 the Company had $188,658 and $70,134 in deferred offering costs, respectively.  The deferred offering costs have been offset against the offering proceeds as of October 21, 2010, the date the offering was finalized (see subsequent events Note 14).

7.           ROYALTY INCOME AND DEFERRED REVENUE

The Company recognized $23,060 and $-0- in royalty income for the nine months ended September 30, 2010 and 2009, respectively.

The Company recognized $-0- and $15,000 in franchise fee income for the nine months ended September 30, 2010 and 2009, respectively.

The Company deferred franchise fee and area representative agreement fee income of $210,000 and $100,000 as of September 30, 2010 and December 31, 2009, respectively.  Per the terms of the agreements, the Company will recognize franchise fee revenue upon the opening of each restaurant within the respective territories.

8.	INTEREST INCOME AND EXPENSE

Interest income for the nine months ended September 30, 2010 and 2009 totaled $34 and $7,445, respectively.

Interest expense for the nine months ended September 30, 2010 and 2009 totaled $1,509 and $1,810, respectively.

9.	STOCKHOLDERS’ EQUITY

On May 3, 2010, a warrant-holder exercised 25,000 warrants at $0.02 per warrant into 25,000 shares of the Company’s $0.001 par value common stock (restricted).

During the nine months ended September 30, 2010, the Company granted 114,000 shares of its $0.001 par value common stock to officers and a director as share-based compensation.  The fair market value of the shares on the dates of grant totaled $94,210.  11,000 shares were recorded as stock payable as of September 30, 2010 because they had not been issued as of that date.

During the nine months ended September 30, 2010, the Company granted 45,000 shares of its $0.001 par value common stock to its public relations firm as share-based compensation.  The fair market value of the shares on the dates of grant totaled $36,800.  5,000 shares were recorded as stock payable as of September 30, 2010, because they had not been issued as of that date.

10.           RELATED PARTY TRANSACTIONS

The Company paid $10,000 and $11,000 in rent for office space and inventory storage for the nine months ended September 30, 2010 and 2009, respectively, to a company which is wholly owned by the Company’s officers/shareholders.

HEALTHY FAST FOOD, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010
(UNAUDITED)

The Company was owed $1,364 and $1,481 as of September 30, 2010 and December 31, 2009, respectively, from U-Create Enterprises, a company which is a U-Swirl franchisee and is owned and operated by the grandchildren of the Company’s Chief Executive Officer.  The corporate secretary/treasurer of U-Create Enterprises is also the Company’s corporate secretary.

The Company paid $24,000 in rent to a real estate holding company held jointly by the Company’s former Chief Financial Officer and his spouse as compensation for the nine months ended September 30, 2009 pursuant to the Company’s employment agreement with the former officer.

11.           OCCUPANCY AND RELATED EXPENSES

Occupancy and related expenses consists of the following for nine months ended September 30, 2010 and 2009:
	2010	2009
Rent	$243,257	$118,495
Real estate taxes, insurance and CAM fees	37,478	20,137
Utilities	52,317	18,126
Occupancy and related expenses	$333,052	$156,758

12.           COMMITMENTS AND CONTINGENCIES

In December 2009, the Company signed a letter of intent with an underwriter to provide underwriting services in conjunction with a proposed public offering of the Company’s common stock.  On October 14, 2010, the Company executed an underwriting agreement with the underwriter and on October 21, 2010 the public offering was finalized (see subsequent events Note 14).

13.           LEGAL PROCEDINGS

On June 16, 2010, Katherine Hemingway, our former Vice President of Marketing and Communications, filed a charge of discrimination against us with the Nevada Equal Rights Commission in connection with her termination of employment with the company. She is seeking monetary damages and stock in amounts yet to be determined. We have filed a response which refutes the factual allegations contained in her claim. Ms. Hemingway is married to Gregory Janson, a director and significant shareholder of our company.

There are no other legal proceedings pending or, to the best of our knowledge, contemplated or threatened that are deemed material to our business or us.

14.           SUBSEQUENT EVENTS

On October 4, 2010, the Company entered into an area development agreement with Regents Management, LLC for the Salt Lake City, Utah development area. Regents Management, LLC paid a $30,000 development fee, which consists of an initial franchise fee of $5,000 plus $5,000 times the minimum number of units for an area development agreement.  The minimum number of units for the Salt Lake City area was determined to be five.

On October 21, 2010, the Company closed its secondary public offering and sold 1,725,000 units at $0.40 per unit to its underwriter for gross proceeds of $690,000 and net proceeds of approximately $400,000.  Each unit consists of one share of $0.001 par value common stock and one Class C warrant exercisable into one share of common stock at $0.60 per share.  The fair market values of the Class C warrants on the date of grant are based on the Black-Scholes-Merton valuation model and recorded to additional paid-in capital as of October 21, 2010 at $303,124.

ITEM 2.       MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and the related notes included in this report.  This discussion contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ significantly from those projected in the forward-looking statements as a result of many factors.

History and Overview

Healthy Fast Food, Inc. (the “Company”) was incorporated under the laws of the state of Nevada on November 14, 2005 to own and operate EVOS fast food franchises.

Shortly after signing a franchise agreement in December 2005 to operate an EVOS restaurant in Henderson, Nevada, we engaged in a private placement to raise the capital necessary to open the restaurant.  We sold 300,000 shares of common stock in the private placement, resulting in net proceeds of $544,878.  These proceeds, together with loans from related parties, were used to build out, open and operate the restaurant, which opened in October 2006.

In December 2006, we entered into an area representative agreement that gave us the exclusive right to develop EVOS restaurants in a 12-state territory.  To maintain our exclusivity in the territory, we were required to open a minimum number of restaurants within certain timeframes through 2016.  These restaurants could be opened by us or by franchise owners that we identified and solicited.  From December 2006 to June 2007, we engaged in a second private placement of 389,450 shares of common stock, resulting in net proceeds of $1,552,127.  These proceeds were used to repay related party loans, pay some of the expenses of our initial public offering, fund our efforts to solicit franchise owners for our territory, and open another restaurant.

In March 2008, we completed an initial public offering of 1,000,000 units, each unit consisting of one share of common stock, one Class A warrant and two Class B warrants, resulting in gross proceeds of $5,100,000 and net proceeds of $4,002,840.  The net proceeds of the offering were intended to be used to open company-owned EVOS restaurants in the Las Vegas metropolitan statistical area (the “Las Vegas MSA”) during the following 12 to 18 months, as well as for marketing expenses, franchise development and working capital.  We opened our second restaurant in the Las Vegas MSA in December 2008, and our EVOS sub-franchisee in California opened its first restaurant in November 2008.

After experiencing continued operating losses with our EVOS restaurants, we decided to diversify into another healthy fast food concept and acquired the worldwide rights to U-Swirl Frozen Yogurt (“U-Swirl”) on September 30, 2008.  We intend to build and operate cafés to be owned and operated by us (“company-owned”) and to franchise to others the right to own and operate U-Swirl cafés pursuant to either (a) a license agreement as a U-Swirl licensee, (b) a franchise and area development agreement as a U-Swirl franchisee, or (c) a joint venture agreement as a U-Swirl joint-venture partner.

We opened our first company-owned U-Swirl café in the Las Vegas MSA in March 2009, and we have since developed five more company-owned cafés in the Las Vegas MSA.  In addition, the original U-Swirl café in Henderson, Nevada, continues to operate as a franchisee.

In July 2009, we entered into a franchise agreement for a café in Reno, Nevada, which opened in October 2009.  This franchisee signed a franchise agreement for a second location in Reno in April 2010, which opened in October 2010.  In August 2010, we entered into a franchise agreement for a café in Marietta, Georgia.  In addition, we have signed the following area development agreements:

•	Phoenix, Arizona for the development of a minimum of three cafés by November 2010, four more cafés by November 2011 and a total of 23 cafés by November 2019;
•	Monmouth County, New Jersey for the development of a minimum of one café by February 2011 and a total of three cafés by February 2013;

•	Tucson, Arizona for the development of a minimum of one café by April 2011 and a total of four cafés by April 2013;
•	Boise, Idaho for the development of a minimum of one café by June 2011 and a total of two cafés by June 2012; and
•	Salt Lake City, Utah for the development of a minimum of one café by October 2011 and a total of five cafés by October 2015.

In October 2010, we completed a secondary public offering of 1,725,000 units, each unit consisting of one share of common stock and one Class C warrant, resulting in gross proceeds of $690,000.

We were not successful with the EVOS concept and ceased operating those restaurants under the EVOS concept in July 2009.  After briefly operating under a concept known as “Fresh and Fast,” we closed the two restaurants in August 2009, and have reflected activities related to this concept as discontinued operations in our financial statements.  Prior periods have been restated to conform to the current presentation.

Results of Operations

Three Months Ended September 30, 2010.  For the three months ended September 30, 2010, our U-Swirl cafés generated $751,153 in sales, net of discounts.

Our café operating costs, excluding pre-opening expenses attributable to training, supplies and various grand-opening promotions including product giveaways, were $509,553, or 68% of net sales revenues, resulting in café operating profit of $241,600.

We also generated $9,250 of royalty income from the operation of our franchised café in Reno, Nevada during the three months ended September 30, 2010.  During the three months ended September 30, 2009, we recognized $15,000 in franchise fee income from the opening of the franchised café in Reno.

We had five company-owned U-Swirl cafés in operation during the three months ended September 30, 2009, and a franchised location which did not pay us any royalties.  Revenues and café operating costs in 2009 were $515,332 and $374,894 (73% of net sales), respectively, resulting in café operating profit of $140,438.

Marketing and advertising expenses were $35,027 for the 2010 period as compared to $74,342 for the 2009 period.

For the three months ended September 30, 2010, general and administrative expense decreased by $31,870 (20%) due to a reduction in spending and the elimination of consulting fees.  The largest components of general and administrative expenses for the 2010 period were legal fees $17,450, accounting fees $8,880, insurance $8,734 and credit card fees $14,182.

Officer compensation for the 2010 period increased by $72,633 (143%), as we began issuing stock compensation in September 2009.  The 2010 expense included $21,560 of stock issued to our officers.

We incurred $24,800 of investor relations fees in the 2010 period compared to $-0- for the 2009 period, as we hired a financial public relations firm in October 2009.   The 2010 expense included $9,800 of stock issued to our investor relations firm.

Depreciation and amortization expense increased significantly from $44,673 to $75,654, reflecting our increased base of leasehold improvements, property and equipment due to the operation of the new cafés.

Our loss from operations decreased by $72,408 for the three months ended September 30, 2010, primarily as a result of increase in revenues.

As described above, we accounted for the “Fresh and Fast” concept divestiture as “discontinued operations.”  We wrote off all of our assets related to the EVOS restaurant concept, such as leasehold improvements, cash, rent deposits, prepaid franchise fees and inventory.  For the three months ended September 30, 2010, we realized a gain of $77,303, as compared to a loss of $1,027,467 for the 2009 period.  At the time of closure, we were liable for the leases of the two abandoned restaurants for a period of 21 months on one location and 48 months on the other.  In November 2009, we reached an agreement with the landlord of the location with the longer lease term and settled the liability for 21,244 restricted shares of our common stock, valued at $26,555.  In August 2010, we reached an agreement with the landlord of the location with the shorter lease term and settled the liability for $25,000.  As a result of the settlement, we wrote off the remaining lease liability which resulted in a gain from discontinued operations.

As a result of the above, our net loss for the three months ended September 30, 2010 was $57,705, as compared to a loss of $1,233,612 for the comparable 2009 period.

Nine Months Ended September 30, 2010.  For the nine months ended September 30, 2010, our U-Swirl cafés generated $2,140,074 in sales, net of discounts.

Our café operating costs, excluding pre-opening expenses attributable to training, supplies and various grand-opening promotions including product giveaways, were $1,459,203, or 68% of net sales revenues, resulting in café operating profit of $680,871.

We also generated $23,060 of royalty income from the operation of our franchised café in Reno, Nevada.

We had five company-owned U-Swirl cafés in operation during the nine months ended September 30, 2009, and a franchised location which did not pay us any royalties.  Revenues and café operating costs in 2009 were $910,603 and $648,442 (71% of net sales), respectively, resulting in café operating profit of $262,161.

Marketing and advertising expenses were $65,317 for the 2010 period as compared to $102,195 for the 2009 period.

For the nine months ended September 30, 2010, general and administrative expense increased by $3,004 (1%).  The largest components of general and administrative expenses for the 2010 period were legal fees $55,155, accounting fees $40,513, insurance $32,706, credit card fees $31,759 and consulting fees $20,000.

Officer compensation for the 2010 period increased by $94,468 (32%), as we began issuing stock compensation in September 2009.  The 2010 expense included $94,210 of stock issued to our officers.

We incurred $81,800 of investor relations fees in the 2010 period compared to $-0- for the 2009 period, as we hired a financial public relations firm in October 2009.  The 2010 expense included $36,800 of stock issued to our investor relations firm.

We incurred $9,648 of pre-opening costs in connection with our U-Swirl café that opened in February 2010, as compared to $69,241 of pre-opening costs in connection with the five U-Swirl cafés that opened between March and September 2009.

Depreciation and amortization expense increased significantly from $82,039 to $221,620, reflecting our increased base of leasehold improvements, property and equipment due to the operation of the new cafés.

Our loss from operations decreased by $204,388 for the nine months ended September 30, 2010, primarily as a result of increase in revenues.

As described above, we accounted for the “Fresh and Fast” concept divestiture as “discontinued operations.”  We wrote off all of our assets related to the EVOS restaurant concept, such as leasehold improvements, cash, rent deposits, prepaid franchise fees and inventory.  For the nine months ended September 30, 2010, we realized a gain of $74,481, as compared to a loss of $1,155,053 for the 2009 period.  At the time of closure, we were liable for the leases of the two abandoned restaurants for a period of 21 months on one location and 48 months on the other.  In November 2009, we reached an agreement with the landlord of the location with the longer lease term and settled the liability for 21,244 restricted shares of our common stock, valued at $26,555.  In August 2010, we reached an agreement with the landlord of the location with the shorter lease term and settled the liability for $25,000.  As a result of the settlement, we wrote off the remaining lease liability which resulted in a gain from discontinued operations.

As a result of the above, our net loss for the nine months ended September 30, 2010 was $359,416, as compared to a loss of $1,786,228 for the comparable 2009 period.

Liquidity and Financial Condition

As of September 30, 2010.  At September 30, 2010, we had working capital of $69,843 and cash of $89,626, as compared to working capital of $308,341 and cash of $516,925 at December 31, 2009.

We had a net loss of $359,416 during the first nine months of 2010, and operating activities used cash of $79,439.  The principal adjustments to reconcile the net loss to net cash used by operating activities were depreciation and amortization of $221,620 and share-based compensation of $131,010.  In comparison, operating activities used cash of $573,797 for the nine months ended September 30, 2009, and the principal adjustments to reconcile the net loss to net cash used by operating activities were the loss on disposal of Fresh and Fast restaurant fixed assets of $814,849, depreciation and amortization of $82,039 and share-based compensation of $41,500.

We used $226,292 for investing activities during the first nine months of 2010, of which $239,876 was used to purchase fixed assets, in connection with our U-Swirl operations.   Leasehold improvements, property and equipment, net of accumulated depreciation, was $2,074,602 at September 30, 2010, as compared to $2,056,346 at December 31, 2009.  In comparison, we used $2,032,928 of cash for investing activities in 2009, of which $1,918,287 was used to purchase fixed assets.

We also used $121,568 for financing activities, of which $118,524 was deferred offering costs.  At September 30, 2010, deferred offering costs were $188,658, as compared to $70,134 at December 31, 2009.

At September 30, 2010, we recorded $210,000 of deferred revenue in connection with the development fees from area development agreements signed from November 2009 through September 2010.  Pursuant to the terms of the agreements, we will recognize $15,000 in franchise fee revenue upon the opening of the first café within each developer’s territory, and $5,000 in franchise fee revenue upon the opening of each subsequent restaurant within each developer’s territory.

Going Concern

In its report prepared in connection with our 2009 financial statements, our independent registered public accounting firm included an explanatory paragraph stating that, because of our net loss of $2,363,595 for the year ended December 31, 2009 and accumulated losses of $5,400,055 since inception, there is substantial doubt about our ability to continue as a going concern.  Our continued existence will depend on the duration of the current economic downturn, our ability to reduce our overhead expenses to match our revenue flow, our ability to raise additional capital to meet any shortfalls from operations, and our ability to increase sales of new franchises.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Contractual Obligations

The following table summarizes our obligations and commitments to make future payments for the periods specified as of September 30, 2010:

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Capital lease obligations	$11,406	$5,319	$6,087	$--	$--
Operating lease obligations	1,597,410	96,426	1,193,256	257,865	49,863
Total	$1,608,816	$101,745	$1,199,343	$257,865	$49,863

Capital lease obligations are amounts owed under a lease agreement for our vehicle.  Operating lease obligations are amounts owed under leases for our existing six company-owned U-Swirl cafés and our corporate headquarters in Henderson, Nevada.

Plan of Operations

The amounts set forth in the Contractual Obligations table, together with approximately $95,000 per month to cover our fixed overhead expenses, are what we require to maintain our existing operations.  Although we have historically experienced losses from operations, including recently, based on our current projections which assume a continued increase in revenues, we believe that the operation of our six company-owned cafés will provide sufficient cash to maintain our existing operations indefinitely.  For the fiscal year ended December 31, 2009, none of our company-owned locations had been in operation for a sufficient length of time to generate a steady volume of traffic, as they were opened at various times during 2009.  In our experience, it can take up to a full year for a café to establish a steady stream of traffic.  It took approximately one year for the Henderson, Nevada franchise location to establish itself.  Accordingly, in 2009, we relied on funding from selling new franchises to augment the cash flow from our newly operating company-owned cafés.

By increasing revenues from our existing cafés, we believe that the success of our operations is becoming less dependent upon the sale of franchises.  Furthermore, a significant portion of our losses  at December 31, 2009 can be attributed to certain factors which no longer impair our operations, such as a loss on discontinued operations of $1,223,672 from prior operation of EVOS restaurants.

To the extent that actual results fall short of our projections, we will decrease our fixed overhead expenses.  Any decreases, however, are likely to impair our ability to market and sell franchises, as the expense reductions are likely to occur in the area of public relations, marketing and advertising.  We hope that as the number of franchised cafés in operation increases, our business will have more visibility to prospective franchisees, thereby mitigating the effects of reducing our public relations, marketing and advertising expenses.  In contrast to 2009, 2010 has been, and we anticipate that it will continue to be, a year of franchise expansion opportunities.  In addition, now that our company-owned locations are establishing their footprint we are not as dependent upon franchise sales.  Accordingly, we must carefully manage expansion opportunities and optimize existing café performance.  By doing this, we believe our cash position will improve and the trend of losses will dissipate.

As of September 30, 2010, we do not have any current projects that need to be completed.  We plan to open one additional company-owned U-Swirl café with the proceeds obtained from our secondary public offering, which provided us with net proceeds of approximately $400,000.  We plan to open the café in the southeastern area of the United States, thereby providing greater exposure for our U-Swirl brand.  Opening this café would involve expending cash for the cost of tenant improvements, equipment, building permits and licenses, smallwares, operating supplies, and pre-opening expenses. Such expenses are estimated to be approximately $375,000.  The costs of engaging in this offering have negatively impacted our cash and working capital during the nine months ended September 30, 2010, as we have incurred professional fees and other costs associated with this offering in the amount of $118,524.  The net proceeds from this offering, together with existing cash and cash generated from operations and franchise fee revenues will be sufficient to open the additional café.

Summary of Significant Accounting Policies

Inventories.  Inventories consisting of food, beverages and supplies are stated at the lower of cost (FIFO) or market, including provisions for spoilage commensurate with known or estimated exposures which are recorded as a charge to cost of sales during the period spoilage is incurred.  We have no minimum purchase commitments with our vendors.  As of September 30, 2010 and December 31, 2009, inventories consisted of the following:  food and beverages totalling $28,580 and $23,280, and non-foods totalling $50,746 and $38,378, respectively.  We did not incur any significant charges to cost of sales for spoilage during these periods.

Leasehold improvements, property and equipment.  Leasehold improvements, property and equipment are stated at cost less accumulated depreciation.  Expenditures for property acquisitions, development, construction, improvements and major renewals are capitalized.  The cost of repairs and maintenance is expensed as incurred.  Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are generally 5 to 10 years.  Leasehold improvements are amortized over the shorter of the lease term, which generally includes reasonably assured option periods, or the estimated useful lives of the assets.  Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in “Gain or Loss from Operations.”

U-Swirl cafés currently under development are accounted for as construction-in-process.  Construction-in-process is recorded at acquisition cost, including leasehold improvements, equipment expenditures, professional fees and interest expenses capitalized during the course of construction for the purpose of financing the project.  Upon completion and readiness for use of the project, the cost of construction-in-process is transferred to an appropriate asset.  Construction-in-process is valued at the lower of cost or market.  Management evaluates the market value of our cafés on a periodic basis for impairment.  As of September 30, 2010 and December 31, 2009, construction-in-process totalled $-0- and $211,622, respectively.

We periodically evaluate whether events and circumstances have occurred that may warrant revision of the estimated useful life of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment.  We use an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Deposits.  At September 30 2010 and December 31, 2009, deposits consisted of security deposits for multiple locations totalling $47,872 and $56,762, respectively.  All deposits are carried at the lower of fair value or cost.

Revenue recognition policy.  Revenue from U-Swirl café sales is recognized when food and beverage products are sold.  We reduce revenues by sales returns and sales discounts.

Revenue earned as a U-Swirl Frozen Yogurt franchisor will be derived from cafés in U-Swirl International, Inc.’s worldwide territory and will include initial franchise fees, continuing service fees and royalties.  Continuing service fees and royalties will be recognized in the period in which they are earned.  Franchise fee revenue is recognized and fully earned upon the signing and acceptance of the franchise agreement and franchise fee by both parties.  FASB ASC 952-605-25 stipulates that initial franchise fee revenue from a franchise sale should be recognized when the franchisor has substantially performed or satisfied all material services or conditions relating to the sale.  Substantial performance has occurred when the franchisor has: (a) no remaining obligations or intent to refund any cash received or to forgive any unpaid notes or receivables; (b) performed substantially all of the initial services required by the franchise agreement (such as providing assistance in site selection, obtaining facilities, advertising, training, preparing operating manuals, bookkeeping, or quality control); and (c) met all other material conditions or obligations.  We recorded U-Swirl franchise fee revenue of $-0- and $15,000 during the nine months ended September 30, 2010 and 2009, respectively.

Costs and expenses are recognized during the period in which they are incurred.

Discontinued Operations – Fresh and Fast (formerly EVOS) Concept.  For purposes of determining discontinued operations, we have determined that the “concept” level is a component of the entity within the context of FASB ASC 360, “Accounting for the Impairment or Disposal of Long-Lived Assets”.  A component of an entity comprises of operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the Company.  We routinely evaluate our concept base to identify relevant factors for success and determine appropriate actions necessary to grow and operate a successful concept and similarly to identify relevant factors and actions that need to be taken on an underperforming concept including the closing of a non-performing concept.  We evaluate the results of operations of the concept both quantitatively and qualitatively to determine if appropriate for reporting as discontinued operations.

We owned and operated two fast food restaurants located in Henderson and Las Vegas, Nevada under the “Fresh and Fast” Concept.  The restaurants were formerly operated under franchise rights and “EVOS” branding purchased from EVOS USA, Inc.  Effective March 1, 2009, we notified EVOS USA, Inc. of our intent to terminate the franchise and area development agreements.  Effective July 1, 2009, we ceased conducting business under the EVOS USA, Inc. franchise and area development agreements and converted the restaurants to the “Fresh and Fast” Concept.  Effective August 1, 2009, we determined to cease conducting business under the “Fresh and Fast” Concept altogether in order to focus on our U-Swirl Yogurt Concept, and have accordingly accounted for the “Fresh and Fast” Concept divestiture as “discontinued operations”.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not required for smaller reporting companies.

ITEM 4.  CONTROLS AND PROCEDURES

As required by SEC rules, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures at the end of the period covered by this report.  This evaluation was carried out under the supervision and with the participation of our management, including our principal executive officer and interim principal financial officer.  Based on this evaluation, this officer has concluded that the design and operation of our disclosure controls and procedures are effective.  There were no changes in our internal control over financial reporting or in other factors that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Disclosure controls and procedures are our controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.  Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in the reports that we file under the Exchange Act is accumulated and communicated to our management, including our principal executive officer and interim principal financial officer, as appropriate, to allow timely decisions regarding required disclosure.

PART II - OTHER INFORMATION

Item 1.	Legal Proceedings

On June 16, 2010, Katherine Hemingway, our former Vice President of Marketing and Communications, filed a charge of discrimination against us with the Nevada Equal Rights Commission in connection with her termination of employment with the company.  She is seeking monetary damages and stock in amounts yet to be determined.  We have filed a response which refutes the factual allegations contained in her claim.  Ms. Hemingway is married to Gregory Janson, a director and significant shareholder of our company.

There are no other legal proceedings pending or, to the best of our knowledge, contemplated or threatened that are deemed material to our business or us.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds

During the quarter ended September 30, 2010, we issued 48,000 shares of common stock to three officers and a consultant for services valued at $31,360.  We relied upon the exemption from registration contained in Section 4(2) of the Securities Act, as these persons were deemed to be sophisticated with respect to the investment in the securities due to their financial condition and involvement in our business and had access to the kind of information which registration would disclose.

Item 3.	Defaults Upon Senior Securities

None.

Item 4.	(Removed and Reserved)

None.

Item 5.         Other Information

None.

Item 6.	Exhibits

Regulation S-K Number	Exhibit
3.1	Amended and Restated Articles of Incorporation (1)
3.2	Amended Bylaws (1)
4.1	Form of common stock certificate (2)
4.2	Form of Class A warrant (included in Exhibit 4.4)
4.3	Form of Class B warrant (included in Exhibit 4.4)
4.4	Form of 2008 Warrant Agreement between the Registrant and Computershare Trust Company, N.A. (3)
4.5	Form of Class C warrant (included in Exhibit 4.6)
4.6	Form of 2010 Warrant Agreement between the Registrant and Computershare Trust Company, N.A. (4)
4.7	Form of Underwriter’s Purchase Warrant (5)
10.1	2007 Stock Option Plan, as amended (1)
10.2	Asset Purchase Agreement with U-Swirl Yogurt, Inc. Dated September 19, 2008 (6)
10.3	Area Development Agreement for Phoenix Arizona Metropolitan Statistical Area (7)
10.4	Area Development Agreement for Tucson, Arizona (8)

Regulation S-K Number	Exhibit
10.5	Form of Franchise Agreement (8)
10.6	Area Development Agreement for Monmouth County, New Jersey (7)
10.7	Area Development Agreement for Boise, Idaho (9)
31.1	Rule 13a-14(a) Certification of Principal Executive Officer and Interim Principal Financial Officer
32.1	Certification Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 of Principal Executive Officer and Interim Principal Financial Officer
__________________
(1)	Incorporated by reference to the exhibits to the registrant’s registration statement on Form S-1, file number 333-145360, filed August 13, 2007.
(2)	Incorporated by reference to the exhibits to the registrant’s amended registration statement on Form S-1, file number 333-145360, filed March 11, 2008.
(3)	Incorporated by reference to the exhibits to the registrant’s amended registration statement on Form S-1, file number 333-145360, filed February 8, 2008.
(4)	Incorporated by reference to the exhibits to the registrant’s amended registration statement on Form S-1, file number 333-164096, filed April 23, 2010.
(5)	Incorporated by reference to the exhibits to the registrant’s amended registration statement on Form S-1, file number 333-164096, filed October 20, 2010.
(6)	Incorporated by reference to the exhibit to the registrant’s current report on Form 8-K, file number 0-53130, filed September 22, 2008.
(7)	Incorporated by reference to the exhibits to the registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2009, file number 0-53130, filed March 31, 2010.
(8)	Incorporated by reference to the exhibits to the registrant’s amended registration statement on Form S-1, file number 333-164096, filed May 26, 2010.
(9)	Incorporated by reference to the exhibits to the registrant’s amended registration statement on Form S-1, file number 333-164096, filed June 25, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTHY FAST FOOD, INC.

November 11, 2010	By:	/s/ Henry E. Cartwright
Henry E. Cartwright, President
(Interim Principal Financial Officer)

Exhibit 31.1

CERTIFICATION

I, Henry E. Cartwright, certify that:

1.           I have reviewed this quarterly report on Form 10-Q of Healthy Fast Food, Inc.;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.
Based on my knowledge, the financial statements and other financial information included in this report, fairly present in all material respects the financial condition, results of operations, and cash flows of the registrant as of, and for, the periods presented in this report;

4.
As the registrant’s sole certifying officer, I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)
designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under my supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to me by others within those entities, particularly during the period in which this report is being prepared;

b)
designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under my supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)
evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report my conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)
disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.
As the registrant’s sole certifying officer, I have disclosed, based on my most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)
all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 11, 2010	/s/ Henry E. Cartwright
Henry E. Cartwright, President
(Principal Executive Officer and Interim
Principal Financial Officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Healthy Fast Food, Inc. (the “Company”) on Form 10-Q for the period ending September 30, 2010, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Henry E. Cartwright, President (Principal Executive Officer and Interim Principal Financial Officer) of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Henry E. Cartwright
Henry E. Cartwright, President
(Principal Executive Officer and Interim
Principal Financial Officer)

November 11, 2010